Exhibit (a)(1)(v)

FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

REGARDING THE OFFER BY

THE CHINA FUND, INC.

To Purchase for Cash

up to 25% of the Fund’s Outstanding Shares of

Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME,

ON JULY 23, 2012, UNLESS THE OFFER IS EXTENDED (“TERMINATION DATE”)

THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE CHINA FUND, INC. AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.

June 22, 2012

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated June 22, 2012, of The China Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end, management investment company (the “Fund”), and a related Letter of Transmittal (which together constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 25% of the Fund’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), upon the terms and conditions set forth in the Offer.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

(1)	The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 99% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on July 24, 2012, or the business day following such later date to which the Offer is extended. The current net asset value of the Fund is calculated daily and may be obtained by calling AST Fund Solutions, LLC, the Fund’s Information Agent, at 800-591-8254 (toll free) or 212-400-2605 (collect call) or by calling the Fund toll free at 888-246-2255.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)	Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered and not properly withdrawn on or prior to 11:59 p.m., New York time, on July 23, 2012, or such later date to which the Offer is extended (the “Termination Date”).

(4)	Tendering Stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their participating in the Offer, but they may be charged fees by their broker, dealer, commercial bank, trust company or other nominee for processing their tender. Subject to Instruction 7 of the Letter of Transmittal, tendering Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Repurchase.

(5)	Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any Stockholder whether to tender or refrain from tendering Shares in the Offer. Each Stockholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTION

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated June 22, 2012, relating to the offer by the Fund to purchase up to 25% of the Fund’s outstanding Shares.

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

             Shares

ENTER NUMBER OF SHARES TO BE TENDERED.

ODD LOTS

This section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning beneficially or of record an aggregate of not more than 99 Shares. The undersigned:

[    ] Is the beneficial or record owner of an aggregate of not more than 99 Shares, all of which are being tendered; and hereby represents that the above-indicated information is true and correct as to the undersigned.

SIGNATURES

(To be completed by all Stockholders who wish to tender Shares)

(Signature(s))

(Please print Name(s) and Address here)

(Area Code and Telephone No.)

(Taxpayer Identification (Social Security) Number)

Date: , 2012